EXHIBIT 10.1
Northwest Biotherapeutics DCVax-Brain Services Agreement

To: Northwest Biotherapeutics	Agreement #: 051407-1
18701 120th Avenue NE, Suite 101
Bothell, WA 98011	Date: 5/17/07
Phone No: (425) 608-3000	Cognate Contact: Alan Smith
Fax No: (425) 608-3009	Phone: 410-455-5564 Fax: 410-455-5562
Email:	Email: asmith@cognatebioservices.com
The attached Cognate BioServices, Inc., Services Terms and Conditions dated 5/17/07 is incorporated in its entirety in this Services Agreement. Together, the Cognate BioServices Service Terms and Conditions and this Services Proposal are referred to as the Agreement.
We have prepared the Agreement for the services requested. Due to the broad nature of the tasks required, and the differing mix of services required at various stages, we feel it is important to quote these services in monthly increments. These increments reflect estimated costs, and some variation, either up or down, can be anticipated. We will bill Northwest Biotherapeutics (“NWBT”) the amounts set forth in the attached budget (Exhibit B) to perform the services as indicated in the attached “Scope of Work Proposal for Northwest Biotherapeutics, Inc. Phase II Clinical Trial for the Treatment of Glioblastoma with DCVax-Brain” (Exhibit A). The initial monthly charge is [        ] per month. The monthly charge is subject to Cognate’s quarterly review and change. The projected types, amounts and timing of various services reflected in the attached budget are based upon Cognate’s understanding that NWBT wishes to move as quickly as possible in its brain cancer clinical trial, as well as to make certain manufacturing improvements and pursue certain R&D objectives.
This Agreement only applies to only to NWBT’s DCVax-Brain project.
Cognate BioServices, Inc. (“Cognate”) will reconcile on a quarterly basis the amounts paid by NWBT with Cognate’s actual fee, including without limitation, charges, expenses and mark-ups of whatever nature, within 15 days of the close of each quarter. Cognate will then provide to NWBT a “true-up” statement, showing the additional amounts to be paid by NWBT or the amounts to be credited to NWBT. Any additional payments due from NWBT will be payable to Cognate within 15 days after delivery of the “true-up” statement. Any such credits due to NWBT will be deducted from the next monthly payment due from NWBT or refunded as the case may be. Any anticipated material changes in the monthly amounts to be billed to NWBT by Cognate, beyond the anticipated variations described above, will be promptly forwarded to NWBT for approval.
The quarterly reconciliation will be based on the following hourly rates:

Executive management	[ ]
Senior management	[ ]

Director level	[ ]
Managers	[ ]
Scientists, technicians and other staff	[ ]
Billing rates will vary by individual employee, but a summary and statement of adjustments will be provided at the close of each quarter.
At the earlier of the commencement of manufacturing or nine months after execution of this Agreement, Cognate shall, on a quarterly basis, compare actual patient enrollment with the predicted enrollment as set forth in Exhibit C. In the event that [                          ]
Both parties will jointly determine the optimal mechanism and timing for dissemination, management, and reporting of progress with respect to tasks performed during the previous period of time and the upcoming period of time. Progress reports in the form of teleconference, written and other forms will be determined between the parties.
The price to NWBT for performance of the services summarized above is detailed as follows:

Payment due upon next equity finanicng
Non-refundable contract initiation fee	[ ]

Monthly cost payments	amounts per Exhibit B

The monthly payments are to be made by NWBT at least 15 days in advance of the start of the month to which they relate.
Terms and Conditions:
The attached Cognate Therapeutics, Inc. Services Terms and Conditions of even date herewith apply to the services provided hereunder.
Duration:
Unless otherwise terminated in accordance with the terms herein, this Agreement shall continue from the date of commencement of services until the earlier of: a) [                          ]

[        ]
For inquiries please contact Alan Smith at (410) 455-5564; Fax: (410) 455-5562.
Client’s Authorization:
Proposal Agreed and Accepted

Signature	Date

Print Name	Title

Company	Phone

Address

Billing Name/Address	Fax

Cognate’s Authorization:

Signature	Date

Print Name Alan K. Smith	Title President and COO

Company Cognate BioServices, Inc.	Phone (410) 455-5564

Address 1448 So. Rolling Rd., Baltimore, MD 21227

Billing Name/Address same	Fax (410) 455-5562

COGNATE BIOSERVICES, INC. SERVICES
TERMS AND CONDITIONS DATED 5/17/07
SERVICES: Subject to these terms and conditions and to the terms and conditions on the attached Services Agreement (collectively, “Agreement”), Cognate BioServices, Inc. (“Cognate”) will provide Services as attached in Exhibit A.
ACCEPTANCE OF AGREEMENT: This Agreement is valid only for the entity to whom it is addressed (“Client”) and only until the date inserted for the “Quote Valid To” date stated on the face page hereof. Client may accept this Agreement by executing the signature page above.
Fees, Costs and Expenses: The stated charges are exclusive of any taxes, imposts, stamp duties, consular or other fees, duties, licenses or levies (“Taxes”), now or hereinafter imposed upon the Services. Client shall pay any Taxes related to the Services and reimburse Cognate for any such Taxes which Cognate is required to pay. Client shall provide an exemption certificate acceptable to the authorities responsible for any such Taxes. All such Taxes shall be billed as a separate item on the invoice.
PAYMENT TERMS: Payment will be made on a monthly basis in accordance with the budget set forth in Exhibit B and in accordance with an invoice from Cognate 15 days prior to the start of the month in which the services are rendered and will be payable within 15 days after the invoice date. If payment is not received by the due date, a service charge will be added at the rate of [           ] on unpaid invoices from the due date thereof.
TERMINATION: Client may cancel the Services effective one hundred eighty (180) days following documented receipt by Cognate of Client’s written notice of termination. Upon such documented receipt, Cognate will immediately cease all further work and activity with respect to the Services and use reasonable efforts to minimize wind-up costs. Client shall compensate Cognate for all reasonable and documented wind-up costs incurred by Cognate and all unpaid amounts for services rendered prior to termination. Client shall further make an additional termination fee payment to Cognate equal to [          ]
CREDIT TERMS AND COLLECTION COSTS: If Cognate determines, at any time and in its sole discretion, that Client may not pay the contract price in full when due, Cognate may demand reasonable assurances from Client, including, without limitation, a letter of credit for payment of the price or payment in cash before performing all or a portion of the Services. Upon making such demand, Cognate may suspend shipments until such demand is satisfied. If within 30 days of Cognate’s making such demand, Client fails to agree and comply with such different terms of payment and/or fails to give adequate assurance of payment, Cognate may treat such failure as a repudiation by Client of its agreement with Cognate with respect to the portion of the agreement still to be performed and terminate such agreement.

CONFIDENTIAL INFORMATION: Except for regulatory purposes and any other permitted purposes hereunder, neither Cognate nor Client (in each case, the “Receiving Party”) shall disclose to third parties any proprietary data or other information (“Confidential Information”) received from the other party (in each case, the “Disclosing Party”), unless the information (i) was known to the Receiving Party at the time of its receipt from the Disclosing Party; (ii) is or becomes publicly available through publication or otherwise without breach of this Agreement; (iii) is received from a third party who was under no obligation to the Disclosing Party to keep confidential such Confidential Information, (iv) is developed by the Receiving Party without benefit of the Confidential Information disclosed by the Disclosing Party; or, (v) is required by court order to be disclosed, except with the prior approval of the Disclosing Party, which approval shall not be unreasonably withheld or denied. It is the intention of the parties that Cognate shall be able to use such Client Confidential Information as may demonstrate Cognate’s capabilities and accomplishments for business development purposes, without violation of HIPAA rules. Upon termination or completion of Services by Cognate, Cognate shall return to Client all Client Confidential Information, except Cognate may retain one such copy for archival, regulatory and any other permitted uses.
OWNERSHIP OF MATERIALS: Materials provided by Client to Cognate for Cognate’s use in providing Services shall at all times be the property of, and the risk of loss with respect thereto shall remain with, Client. Cognate will not, without prior written approval from Client, transfer these materials to a third party. Upon receipt of payment in full for the Services, Cognate shall either return or dispose of all portions of the materials, as requested by Client. For equipment purchased by Cognate but fully reimbursed by Client (including, without limitation, all applicable taxes), ownership of said reimbursed equipment shall be with Client.
OWNERSHIP OF DELIVERABLES: Client shall own all data and test results acquired or created through Cognate’s provision of the Services, provided, however, that Cognate shall be permitted to use such data and test results for regulatory purposes, and with the approval of Client, which shall not be unreasonably withheld or denied, to use such data and test results for business development purposes. It is the intention of the parties that Cognate shall be able to use such data and test results as may demonstrate Cognate’s capabilities and accomplishments for business development purposes, to the extent said use does not violate HIPAA rules.
JOINT DEVELOPMENTS: Advancements, modifications and other new intellectual property that are clearly and demonstrably developed jointly by Client and Cognate will be owned jointly by Client and Cognate, in accordance with standard patent rules.
COGNATE DEVELOPMENTS: Advancements, modifications and other new intellectual property that are developed by Cognate during, in connection with or as a result of the performance of the Services will be owned by Cognate. In the event that Client, in the course of carrying out its business of producing dendritic cells for the treatment of cancer (the “Field of Use”): a) infringes the claim of a Cognate patent; and, b) where that infringed claim covers an invention that would not have been made by Cognate but for Client’s disclosure of its evaluation and/or testing methodologies, techniques, protocols, tools and/or equipment, ([      ]), then Cognate and Client agree to enter into good faith negotiations whereby Client may receive a royalty free, non-transferable license to said patent in the Field of Use. Such license will be non-exclusive; however, Cognate agrees that Cognate will not license said patent in the Field of Use to a direct competitor of Client for so long as Client maintains an exclusive relationship with Cognate for the Services. If and when Client ceases to maintain an exclusive relationship with Cognate for the Services, Cognate will cease to be subject to any such restriction. Client may thereafter seek to negotiate a royalty-bearing license from Cognate.

INTELLECTUAL PROPERTY RIGHTS: This Agreement shall not be construed to grant any license or other rights to either party in any patent rights or know-how of the other party.
COGNATE WARRANTS: Cognate warrants that the Services will be performed in a workman-like manner. Cognate holds a current Dept of Health Services Drug Manufacturing License from the State of California. COGNATE MAKES NO OTHER REPRESENTATION OR WARRANTY CONCERNING THE SERVICES OR THE RESULTS.
LIMITATION OF LIABILITY: Client shall promptly notify Cognate of any alleged breach by Cognate of its warranty in respect of the Services. In its sole discretion, Cognate shall, where such warranty is breached with respect to the Services, either perform the Services again, or refund any monies paid for the specific Services alleged to be in breach of warranty and cancel any remaining payments for such Services. Client’s remedies in the preceding sentence are Client’s sole and exclusive remedies for any and all breaches by Cognate of its agreement with Client. In no event shall Cognate be liable for any special, incidental, indirect or consequential damages arising out of or in connection with the agreement between Cognate and Client with respect to the Services. In no event shall Cognate’s liability to Client or to any third parties exceed the total amount actually paid by Client to Cognate.
INDEMNITY: Client shall indemnify, defend and hold Cognate harmless against all costs and liabilities which arise from Client’s use of the Services, including, without limitation, any claim, action, proceeding or investigation initiated against Cognate with respect to the use of the products produced from the Services, except for any such cost or liability which results from Cognate’s gross negligence or willful misconduct.
CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to that State’s choice of law rules.
MISCELLANEOUS:
1) Clerical errors on the face of this form are subject to correction.
2) Cognate shall not be liable for any delay in performance of any order accepted by it when such delay is directly or indirectly caused by or in any manner arises from fire, flood accident, riot, war, government interference, rationing, embargoes or strikes.
3) In case of discrepancy, the most recent Agreement will supersede all prior Agreements.
4) All amounts are given in U.S. dollars.

COMPLETE UNDERSTANDING: This Agreement, when accepted by Client, constitutes the entire agreement between the parties with respect to the subject matter thereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendments to or modification of such agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.
WHEN THE AGREEMENT HAS BEEN EXECUTED, PLEASE FAX THE SIGNED AGREEMENT TO COGNATE THERAPEUTICS, INC. at 410-455-5562.

Exhibit A
Scope of Work Agreement for Northwest Biotherapeutics, Inc. Phase II Clinical Trial for the
Treatment of Glioblastoma with DCVax-Brain
Consulting including clinical trial development
Assay development
Clinical Site qualification visits/training
IND amendment and annual update submissions to FDA
Planning of equivalence studies, where required
Manufacturing process improvements
Reimbursement and clinical trial reimbursement activities
Planning and conduct of [        ] methods development and validation studies
Clinical site staff coordination/interface activities
CRO staff coordination/interface activities
cGMP Manufacturing
Document creation, revision and control of:
SOPs
Raw material specifications
Batch production records
Intermediate batch production records
Kit documentation
CRO procedure summary documentation/descriptive materials
Shipping and receiving
Materials management
Raw and intermediate materials
Quarantine
Released
Products
Quarantine
Released
Biohazardous waste management/disposal
Chemical management/disposal
Waste water management/compliance
Kit supply inventory management
Supply purchasing/inventory management
Manufacturing
Training
Process Validation/Qualification
Product manufacturing

Kit manufacture
Tumor digestion
Tumor shipment
Leukapheresis shipment kit
Validation of shipping methods
Validation of process methods
Product shipping to clinical sites
Quality control
Testing
Final Product
Incoming Raw Materials
Raw Materials
Coordination for outsourcing of QC testing
Sample handling and shipment to contractors
QC results review
QC product release and in-process testing methods and specifications development
Environmental monitoring
Quality assurance
Quality System management
Documentation control/review/management/revision/maintenance
Records review/verification
Quality control
Manufacturing
Raw materials vendor qualification/auditing
Product storage/inventory control/verification for shipping
Corrective and preventive action system management
Regulatory support
US FDA
Other geographies
Regulatory filings and consulting as required
Application for clinical trial cost reimbursement
Inspection/auditing of facilities and records in conjunction client with regulatory requirements
Facilities design and modification
Product stability studies and expiry dating
Raw and intermediate material stability studies and expiry dating
Shipping suitability/feasibility studies

R&D
Assay development
Immune monitoring assays for DCVax-Brain
Perform pre-clinical studies
Manufacturing process development/optimization
Closed system
Culture optimization
Harvesting and washing
[                          ] Disposable contract manufacturing
QC cell counting/characterization
Participation and support of [                          ] design
[                          ] validation
Clinical trial execution
Assistance with prospective/current investor interactions
Fixed facility charges
Contract consulting/administration
Supply/raw materials vendor identification
Outsourcing/contract services
Clinical site agreements
Other duties as required to support Northwest Biotherapeutics DCVax-Brain study

Exhibit B
NWBT DCVax-Brain project budget
The budget for the first three months following execution of this Services Agreement is [            ].
On a quarterly basis, Cognate shall determine whether the monthly budget for the next quarter shall be adjusted. In making such determination, Cognate shall take into account, without limitation, Cognate’s projected costs, expenses, and markups in providing Services.

Exhibit C
Projected patient enrollment
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